Exhibit 5.1

[GRAY CARY LETTERHEAD APPEARS HERE]

February 5, 2004

SigmaTel, Inc.

3815 South Capital of Texas Highway

Building 3, Suite 300

Austin, Texas 78704

Re: Registration Statement (No. 333-112280) on Form S-1 for 7,678,628 shares of Common Stock

Gentlemen:

We have acted as counsel to SigmaTel, Inc., a Delaware corporation (“SigmaTel”), in connection with the proposed issuance and sale by SigmaTel of up to 250,000 shares of its common stock (the “Common Shares”) and the proposed sale by stockholders of SigmaTel of up to 8,580,422 shares of SigmaTel common stock (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”), pursuant to SigmaTel’s registration statement (No. 333-112280) on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Shares include 1,151,794 Selling Stockholder Shares that are subject to an over-allotment option granted to the underwriters in the offering.

This opinion is being furnished in accordance with the requirements of item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed SigmaTel’s charter documents and records of its corporate proceedings in connection with the issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares have been duly authorized, and the Selling Stockholder Shares are, and the Company Shares, if, as and when issued by SigmaTel in accordance with the related prospectus (as amended and supplemented through the date of issuance) will be, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Company Shares and sale of the Shares in accordance with the Registration Statement and the related prospectus and is not to be relied on for any other purpose. This opinion letter is given as of the date first written above and we disclaim any obligation to advise you of any facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein. Our opinion is

Gray Cary Ware & Freidenrich LLP

SigmaTel, Inc.

February 5, 2004

Page Two

expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to SigmaTel, the Shares or the Registration Statement.

Very truly yours,

Gray Cary Ware & Freidenrich LLP